Exhibit 5.1

Chadwick Mills

T: (650) 843-5654

cmills@cooley.com

May 8, 2023

ACELYRIN, INC.

4149 Liberty Canyon Road

Agoura Hills, California 91301

Ladies and Gentlemen:

We have acted as counsel to ACELYRIN, INC., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 19,963,444 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), consisting of (a) 5,813,633 shares of Common Stock issuable pursuant to the Company’s 2020 Stock Option and Grant Plan (the “2020 Plan”), (b) 1,249,811 shares of Common Stock issuable upon the exercise of awards granted pursuant to the ValenzaBio, Inc. 2020 Equity Incentive Plan (the “VB Plan”) and assumed by the Company, (c) 12,000,000 shares of Common Stock issuable pursuant to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), and (d) 900,000 shares of Common Stock issuable pursuant to the Company’s 2023 Employee Stock Purchase Plan (together with the 2020 Plan, the VB Plan and the 2023 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the forms of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect in connection with the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.2 and 3.4, respectively, to the Company’s registration statement on Form S-1 (No. 333-271244), (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than by the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely
Cooley LLP
By:	/s/ Chadwick Mills
Chadwick Mills